Exhibit 99.1

Deckers Outdoor Corporation Reports Record Fourth Quarter and Fiscal 2008 Financial Results

Company Reports Fourth Quarter Sales Increased 56.3% to a Record of $303.5 Million and Diluted EPS Increased 50.6% to a Record of $4.05, Excluding Non-Cash Write-Down of Intangible Assets

Company Reports Fiscal 2008 Sales Increased 53.6% to a Record of $689.4 Million and Diluted EPS Increased to a Record $7.27, Excluding Non-Cash Write-Down of Intangible Assets

GOLETA, Calif.--(BUSINESS WIRE)--February 26, 2009--Deckers Outdoor Corporation (NASDAQGS: DECK) today announced financial results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth Quarter Highlights

  Net sales increased 56.3% to $303.5 million versus $194.2 million last year.
  Diluted EPS of $3.07 on a GAAP basis, or $4.05 excluding the pre-tax non-cash write down of $20.9 million described below. The non-GAAP * diluted EPS of $4.05 represents an increase of 50.6% over diluted EPS of $2.69 a year ago.
  Domestic sales increased 59.5% to $283.4 million compared to $177.7 million last year.
  International sales increased 21.3% to $20.1 million versus $16.5 million a year ago.
  UGG® brand sales increased 62.0% to $288.0 million compared to $177.7 million last year.

Fiscal 2008 Highlights

  Net sales increased 53.6% to $689.4 million versus $448.9 million last year.
  Diluted EPS of $5.60 on a GAAP basis, or $7.27 excluding the pre-tax non-cash write down of $14.9 million incurred in the second quarter of fiscal 2008 and the $20.9 million incurred in the fourth quarter of fiscal 2008. The non-GAAP * diluted EPS of $7.27 represents an increase of 43.7% over diluted EPS of $5.06 a year ago.
  Domestic sales increased 50.4% to $581.5 million compared to $386.6 million last year.
  International sales increased 73.1% to $107.9 million versus $62.3 million a year ago.
  UGG brand sales increased 67.5% to $582.0 million compared to $347.6 million last year.
  Simple sales increased 27.4% to $17.2 million versus $13.5 million in the prior year.
  Cash, cash equivalents and short-term investments increased to $194.8 million compared to $168.1 million a year ago, or on a non-GAAP * basis $14.76 per diluted share compared to $12.80 per diluted share a year ago.

* See the Reconciliation of Non-GAAP Measures in the tables below.

As part of the Company’s annual goodwill and indefinite lived asset impairment testing, the Company recognized an impairment charge for the entire balance of $11.9 million of the Teva® brand’s goodwill as well as the entire balance of $3.5 million of the TSUBO® brand’s goodwill in the fourth quarter of fiscal 2008. These impairment charges resulted primarily from a significant decrease in the Company’s market capitalization as the stock market as a whole has declined, as well as reduced forecasts for the Teva brand. In addition, the Company recognized an impairment loss of $5.5 million on the Teva brand’s trademarks, leaving a balance of $15.3 million as of December 31, 2008. This impairment charge resulted primarily from the reduced forecasts for the Teva brand.

Angel Martinez, President, Chief Executive Officer and Chairman of the Board of Directors, stated: “Our UGG business, both in the U.S. and internationally, performed very well during the fourth quarter. We experienced robust consumer demand for our expanded product assortment across all geographic regions and throughout our wholesale accounts, company-owned stores, and on our eCommerce website. This allowed us to exceed expectations and represented a strong finish to another record year. While the macroeconomic conditions did impact Teva and Simple’s fourth quarter performance, we are pleased with the progress both brands made during the past twelve months. For Teva, this included targeting a younger audience, improving retail placement, and introducing a fall line of closed-toe footwear. And for Simple, it was expanding the product assortment, increasing distribution, and broadening consumer awareness of the brand and its collections. We begin 2009 fully cognizant of the challenges confronting our industry and this is reflected in our modest growth assumptions for the full year. That said, we remain confident about our long-term prospects and believe that the current retail environment is creating new opportunities for market share gains. Therefore, we plan to take advantage of our positive momentum and strong balance sheet by making strategic investments in our brands and infrastructure to ensure we are best positioned for the future.”

Division Summary

UGG®

UGG brand net sales for the fourth quarter increased 62.0% to $288.0 million compared to $177.7 million for the same period last year. The significant sales gain was driven by increased orders for fall and holiday product from domestic retailers, international distributors, and higher sell-through rates at company-owned retail locations and on its eCommerce website versus a year ago. For the full year, UGG brand sales increased 67.5% to a record $582.0 million versus $347.6 million in 2007.

Teva®

Teva brand net sales were $12.4 million for the fourth quarter compared to $13.9 million for the same period last year, a decrease of 11.1%. The sales decline was primarily attributable to a lower level of pull-forwards on spring product compared with last year, partially offset by demand for new fall closed-toe product. For the full year, Teva brand sales decreased 1.6% to $86.5 million compared to $87.9 million in 2007.

Simple®

Simple brand net sales for the fourth quarter were $2.3 million compared to $2.6 million for the same period last year, a decrease of 12.3%, primarily due to lower reorders from retailers. For the full year, Simple brand sales increased 27.4% to $17.2 million versus $13.5 million in the prior year.

TSUBO®

TSUBO brand net sales were $0.9 million for the fourth quarter and $3.8 million for the full year. TSUBO was acquired by the Company in the second quarter of 2008.

eCommerce

Sales for the eCommerce business, which are included in the brand sales numbers above, increased 51.2% to $36.1 million for the fourth quarter compared to $23.9 million for the same period a year ago. For the full year, sales for the eCommerce business increased 51.2% to a record $68.8 million versus $45.5 million in 2007.

Retail Stores

Sales for the retail store business, which are included in the brand sales numbers above, increased 103.1% to $24.7 million for the fourth quarter compared to $12.1 million for the same period a year ago. For the full year, sales for the retail store business increased 109.2% to $38.5 million versus $18.4 million a year ago. For those stores that were open during the full year of 2007 and 2008, same store sales grew by 32.7%.

Full-Year 2009 Outlook

  The Company introduced a full year revenue growth target of approximately 6% to 9% over 2008.
  The Company also introduced its full year diluted earnings per share target of approximately the same as to slightly down from the $7.27 non-GAAP diluted EPS in 2008, based on a gross margin being the same as to slightly up from 2008, SG&A expenses as a percentage of sales of approximately 25% to 26% and an effective tax rate of approximately 38%.
  Fiscal 2009 guidance includes additional marketing investments in the Simple and TSUBO divisions of approximately $10.0 million in an effort to increase consumer brand awareness and market share, and approximately $10.5 million of stock compensation expense.

First Quarter Outlook

  The Company currently expects first quarter 2009 revenue to increase approximately 22% over 2008, and expects first quarter 2009 diluted earnings per share to be approximately 28% down from 2008.
  First quarter guidance includes additional marketing investments in the Simple and TSUBO divisions of $2 million, lower gross margins compared to 2008 due to higher levels of wholesale and international distributor sales as a percentage of total sales expected this year and higher levels of fixed overhead for new retail stores, warehouse operations, international infrastructure and general administrative costs.

The Company’s conference call to review fourth quarter and fiscal 2008 financial results will be broadcast live over the internet today, Thursday, February 26, 2009 at 4:30 pm Eastern Time. The broadcast will be hosted at www.deckers.com and www.earnings.com.

Deckers Outdoor Corporation strives to be a premier lifestyle marketer that builds niche brands into global market leaders by designing and marketing innovative, functional and fashion-oriented footwear developed for both high performance outdoor activities and everyday casual lifestyle use. UGG® Australia, Teva®, Simple® Shoes, TSUBO®, and Deckers® Brand are registered trademarks of Deckers Outdoor Corporation.

This news release contains statements regarding our expectations, beliefs and views about our future financial performance which are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may" or by the fact that such statements relate to future, and not just historical, events or circumstances, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for the Company's markets and the demand for its products. The forward-looking statements in this news release regarding our future financial performance are based on currently available information as of the date of this release, and because our business is subject to a number of risks and uncertainties, some of which may be beyond our control, actual operating results in the future may differ materially from the future financial performance expected at the current time. Those risks and uncertainties include, among others: the continued decline of the global economy, our ability to anticipate fashion trends, consumer demand or inventory needs; whether the UGG brand will continue to grow at the same rate it has experienced in the recent past; impairment charges related to our brand’s intangible assets if our product sales or operating performance decline to a point that the fair value of our brands’ intangible assets do not exceed their carrying values; shortages or price fluctuations of raw materials that could interrupt product manufacturing and increase product costs; increased costs of manufacturing in China and actions by the Chinese government; currency fluctuations; our ability to implement our growth strategy; the success of our customers, their ability to perform in an adverse economic environment and the risk of losing one or more of our key customers; our ability to develop and protect our brands and intellectual property; the risk that counterfeiting can harm our sales or our brand image; our dependence on independent manufacturers to supply our products; the risk that retailers could postpone or cancel existing orders; unpredictable events and circumstances and currency risks related to our international operations; a downturn in key market economies; volatile credit markets; liquidity and market risks for our cash equivalents and short-term investments; the risk of losing key personnel; a delay or interruption in the delivery of merchandise to our customers, and the sensitivity of our sales to seasonal and weather conditions. Certain of these risks and uncertainties, as well as others, are more fully described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, which we filed with the Securities and Exchange Commission on February 29, 2008, and the Company’s Quarterly Reports on Form 10-Q for the first, second and third quarters of 2008. Readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date of this release. The Company undertakes no obligation to publicly release or update the results of any revisions to forward-looking statements, which may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks and uncertainties highlighted herein should not be assumed to be the only items that could affect the future performance or valuation of the Company.

(Tables to follow)

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(Amounts in thousands)

	December 31,	December 31,
Assets	2008	2007

Current assets:
Cash and cash equivalents	$176,804	54,525
Restricted cash	300	250
Short-term investments	17,976	113,567
Trade accounts receivable, net	108,129	72,209
Inventories	92,740	51,776
Prepaid expenses and other current assets	3,691	3,276
Deferred tax assets	13,324	5,964
Total current assets	412,964	301,567

Restricted cash	700	1,000
Property and equipment, at cost, net	28,318	10,579
Intangible assets, less applicable amortization	24,034	54,131
Deferred tax assets	17,447	2,682
Other assets	258	73

	$483,721	370,032

Liabilities and Stockholders' Equity

Current liabilities:
Trade accounts payable	$42,960	36,221
Accrued expenses	27,672	17,629
Income taxes payable	24,577	17,544
Total current liabilities	95,209	71,394

Long-term liabilities	3,847	----

Minority interest	413	----

Stockholders' equity:
Common stock	131	130
Additional paid-in capital	115,214	103,659
Retained earnings	268,515	194,567
Accumulated other comprehensive income	392	282
Total stockholders' equity	384,252	298,638

	$483,721	370,032

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Twelve-month period ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$303,506	194,243	$689,445	448,929
Cost of sales	166,016	100,593	384,127	241,458
Gross profit	137,490	93,650	305,318	207,471

Selling, general and administrative expenses	52,843	36,693	152,574	101,918
Impairment loss	20,925	----	35,825	---
Income from operations	63,722	56,957	116,919	105,553

Other (income) expense, net:
Interest income	(683)	(1,351)	(3,190)	(4,855)
Interest expense	(227)	101	(142)	768
Other, net	(14)	(513)	(251)	(399)
Income before income taxes and minority interest	64,646	58,720	120,502	110,039

Income tax expense	24,306	23,331	46,631	43,602
Minority interest	(120)	----	(77)	----

Net income	$40,460	35,389	$73,948	66,437

Net income per share:
Basic	$3.10	2.72	$5.67	5.18
Diluted	3.07	2.69	5.60	5.06

Weighted-average shares:
Basic	13,072	12,989	13,042	12,835
Diluted	13,198	13,158	13,195	13,129

DECKERS OUTDOOR CORPORATION
AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(Unaudited)
(Amounts in thousands, except for per share data)

	Three-month period ended		Twelve-month period ended
	December 31,		December 31,
	2008	2007	2008	2007

Income before income taxes and minority interest	$64,646	58,720	$120,502	110,039
Add back impairment charges	20,925	----	35,825	----

Income before income taxes and minority interest,
excluding impairment charges	85,571	58,720	156,327	110,039

Income tax expense (1)	32,214	23,331	60,494	43,602
Minority interest	(120)	----	(77)	----

Net income excluding impairment charges	53,477	35,389	95,910	66,437

Net income excluding impairment charges per share:
Basic	$4.09	2.72	$7.35	5.18
Diluted	4.05	2.69	7.27	5.06

Weighted-average shares:
Basic	13,072	12,989	13,042	12,835
Diluted	13,198	13,158	13,195	13,129

(1) The non-GAAP income tax expense for the three and twelve months ended December 31, 2008 assumes the same effective tax rate as the GAAP income tax expense for those periods.

			As of	As of
			December 31,	December 31,
			2008	2007
Cash and cash equivalents			$176,804	54,525
Short-term investments			17,976	113,567

Cash, cash equivalents and short-term investments			194,780	168,092

Cash, cash equivalents and short-term investments
per diluted share:			$14.76	12.80
Use of Non-GAAP Financial Measures

To supplement the actual and forecast results in accordance with U.S. generally accepted accounting principles (GAAP), for the applicable periods, the Company also used non-GAAP measures of net income and earnings per share, which are adjusted from the GAAP-based results to exclude non-cash impairment charges. This adjustment is not in accordance with or an alternative for GAAP. This adjustment is provided to enhance an overall understanding of the Company's financial performance for the applicable periods and are indicators management uses for planning and forecasting future periods.

The excluded items represent non-cash impairment charges associated with the write-down of the Company's Teva goodwill and trademarks and TSUBO goodwill because management does not believe these expenses are indicative of the Company's core business. Even though such items have occurred in the past and may recur in future periods, it is driven by events that are not directly related to the Company's ongoing core business operations. These financial measures are not to be considered in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

CONTACT:
Deckers Outdoor Corporation
Tom Hillebrandt, 805-967-7611
Chief Financial Officer
or
Investor Relations:
Integrated Corporate Relations, Inc.
Chad A. Jacobs/Brendon Frey, 203-682-8200